Exhibit 99.2







DATE:     June 23, 1997

CONTACT:  Peter Flynn  (612) 996-1571


FOR IMMEDIATE RELEASE

ENSTAR INC. COMMENCES MODIFIED "DUTCH AUCTION" SELF-TENDER OFFER

     MINNEAPOLIS, June 23 -- ENStar Inc. (NASDAQ: ENSR) today commenced its previously announced modified "Dutch Auction" self-tender offer to purchase up to 600,000 shares of its common stock at a price to be determined by ENStar Inc. between $4.75 to $6.25 per share, net to the seller in cash, subject to the terms and conditions set forth in the Offer to Purchase, dated June 17, 1997, and the related Letter of Transmittal, which together constitute the offer.

     The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to certain customary conditions. The offer, proration and withdrawal rights are scheduled to expire at 5:00 pm, Minneapolis time, on July 21, 1997, unless extended. ENStar Inc. has reserved the right to purchase more than 600,000 shares in the offer.

     Neither ENStar Inc. nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares pursuant to the offer. The Company has been advised that none of its officers or directors intends to tender any shares pursuant to the offer.

     ENStar Inc., a Minnesota corporation formed in 1995, is a holding company. Its principal subsidiaries are Americable, Inc., including Enstar Networking Corporation, and Transition Networks, Inc. Enstar Inc. also owns 1,025,000 shares of common stock, or an approximate 24% interest, in CorVel Corporation (NASDAQ: CRVL). ENStar's common stock is quoted on the Nasdaq National Market under the symbol "ENSR".